Exhibit 10.46

CHANGE ORDER FORM FOR STAGE 1

(for use when the Parties mutually agree upon and execute the Change Order pursuant to Section 6.1B or 6.2C)

PROJECT NAME: Corpus Christi Stage 1 Liquefaction Facility	CHANGE ORDER NUMBER: 30

OWNER: Corpus Christi Liquefaction, LLC	EFFECTIVE DATE OF CHANGE ORDER: November 1, 2016

CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc.

DATE OF AGREEMENT: December 6, 2013

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary). Capitalized terms herein have the same meaning as defined in the above-referenced Agreement dated 6 December 2013 unless otherwise specifically defined herein.

In connection with this Change Order, the Parties agree to the following:

1.	This Change Order is full and final settlement of, and compensation for, all claims described in Contractor’s claim letter 25889-100-T16-GAM-00272 dated July 14, 2016, and in the accompanying Delay and Cumulative Impact Assessment Regarding the Corpus Christi Liquefaction Project (“Contractor Claim”), and all claims asserted in Contractor’s notification correspondence listed in Exhibit A of this Change Order (with the Contractor Claim, collectively the “Claim Documents”) through November 1, 2016, notwithstanding any reference to April 30, 2016, or otherwise to any other date, in the Contractor Claim or other Claim Documents. Owner is agreeing to this Change Order as a compromise and settlement and not because it agrees that Contractor is necessarily entitled to the relief granted herein. This Change Order shall not establish entitlement to any relief for Contractor for any similar claims in the future; rather, any such future claims must satisfy the requirements of the Agreement in order to justify entitlement.

2.	It is further agreed,

(a)	The full and final settlement under this Change Order includes compensation for delays and impacts to Contractor’s and its Subcontractors’ and Sub-subcontractors’ ability to perform the Work in accordance with the Project Schedule to the extent that, after November 1, 2016, Contractor or any Subcontractor or Sub-subcontractor encounters during the performance of the Work any organic materials in the soil or any unsuitable soils (i.e., excessively wet and weak soils) within the remaining Work for Subproject 1 or Subproject 2.

(b)	For clarity, with respect to Site conditions, the full and final settlement under this Change Order excludes any claims by Contractor for Contractor or any Subcontractor or Sub-subcontractor encountering any of the following during the performance of the Work (collectively “Excluded Discoveries”):

i.	Pre-Existing Contamination (other than arsenic in the groundwater discovered prior to July 2016 as specified in the Claim Documents and settled herein),

ii.	Subsurface Soils Conditions (other than arsenic in the groundwater discovered prior to July 2016 as specified in the Claim Documents and settled herein), if any, encountered after November 1, 2016 that (A) are materially different from the information regarding such Subsurface Soil Conditions as provided in the Geotechnical Reports (including the encountering of Subsurface Soil Conditions that could not reasonably be anticipated by Contractor using GECP based on the information provided in the Geotechnical Reports), (B) adversely affects (1) Contractor’s costs of performance of the Work, (2) Contractor’s ability to perform the Work in accordance with the Project Schedule, or (3) Contractor’s ability to perform any material obligation under this Agreement. Examples of such materially different Subsurface Soil Conditions (if not shown in the Geotechnical Reports) would include caverns, seismic faults, underground creeks, large rocks, pipelines, abandoned wells, and manmade structures.

iii.	In the event any such Excluded Discoveries are encountered, then the provisions of Section 2.5B.2 of the Agreement shall apply, including Contractor’s obligation to comply with the requirements in Sections 6.2, 6.5 and 6.9 of the Agreement, and with respect to Pre-Existing Contamination the Parties’ rights and obligations as set forth in Section 3.17 of the Agreement.

(c)	For additional clarity, the full and final settlement under this Change Order also excludes any claims by Contractor for changes to the flare as defined in letter CCLIQ-BE-C16-285, except to the extent provided in paragraph 3 below. Except to the extent set forth in paragraph 3 below, Contractor will be entitled to a Change Order for changes to the flare if, and only to the extent, such Change Order is permitted under, and Contractor satisfies the requirements of, the Agreement.

3.	The increase in the Contract Price pursuant to this Change Order is full and final settlement of, and compensation for, the cost of any and all delays and impacts to Contractor’s (and its Subcontractors’ and Sub-subcontractors’) ability to perform the Work in accordance with the Project Schedule incurred by Contractor or any Subcontractor or Sub-subcontractor in connection with, or caused by, the flare modifications as defined in letter CCLIQ-BE-C16-285. For clarity, only schedule related costs for the scope as specifically defined in the letter are settled under this Change Order.

4.	In conjunction with each Quarterly Executive Progress Report, Contractor shall provide to Owner throughout the remainder of the Project an updated Level III schedule (in its native electronic format, prepared using Primavera Project Planner).

5.	The schedule referred to by Contractor as the “Project baseline plan” shall be updated in its native electronic format, prepared using Primavera Project Planner, with actual progress to re-forecast the anticipated Substantial Completion dates for Subproject 1 and Subproject 2. This updated schedule shall be issued by Contractor to Owner on or before January 31, 2017.

Adjustment to Contract Price
The original Contract Price was	$7,080,830,000
Net change by previously authorized Change Orders (#0001-00029)	$581,323,372
The Contract Price prior to this Change Order was	$7,662,153,372
The Aggregate Equipment Price will be ~~(increased) (decreased)~~ (unchanged) by this Change Order in the amount of	$0
The Aggregate Labor and Skills Price will be (increased) ~~(decreased) (unchanged)~~ by this Change Order in the amount of	$65,000,000
The Aggregate Provisional Sum will be ~~(increased) (decreased)~~ (unchanged) by this Change Order in the amount of	$0
The new Contract Price including this Change Order will be	$7,727,153,372

Adjustment to dates in Project Schedule

The following dates are modified (list all dates modified; insert N/A if no dates modified): N/A. The Project Schedule, including the Guaranteed Substantial Completion Date for Subproject 1, the Guaranteed Substantial Completion Date for Subproject 2, the Target Substantial Completion Date for Subproject 1, and the Target Substantial Completion Date for Subproject 2, shall remain unchanged.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: Yes. See Exhibit B to this Change Order.

Adjustment to Minimum Acceptance Criteria: N/A.

Adjustment to Performance Guarantees: N/A.

Adjustment to Design Basis: N/A.

Other adjustments to liability or obligation of Contractor or Owner under the Agreement:

This Change Order will be executed at the same time as Change Order 21 (Secondary Access Road, DMPA-1 Scope and Use, Credit for Material Disposal, and Power Pole Relocation), Change Order 23 (Differing Soil Conditions and Bed 24 Over-Excavation Due to Differing Soil Conditions), Change Order 25 (Priority 6 Roads Differing Soil Conditions and 102-J01 Over-Excavation due to Differing Soil Conditions), and Change Order 27 (Lines Traversing Laydown Area Access Road and Underground Utilities for Temporary Facilities), and Contractor agrees that this Change Order fully resolves all schedule claims related to Change Orders 21, 23, 25 and 27, and that Contractor waives any and all rights to claim any schedule delays or adjustment to the Project Schedule with respect to those Change Orders. Therefore, notwithstanding anything to the contrary in such Change Orders, this Change Order, collectively with Change Orders 21, 23, 25 and 27, shall constitute a full and final settlement and accord and satisfaction of the changes reflected in Change Orders 21, 23, 25 and 27 upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. In the event of any conflict between or among any provision in Change Orders 21, 23, 25 or 27 and this Change Order 30, the provisions in this Change Order shall control.

Select either A or B:

[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials:            Contractor            Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Change Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ Sergio Buoncristiano
Owner	Contractor
Ed Lehotsky	Sergio Buoncristiano
Name	Name
Senior VP LNG E+C	SVP
Title	Title
January 3, 2017	November 29, 2016
Date of Signing	Date of Signing